EXHIBIT 10.2
DISCHARGE AND TERMINATION AGREEMENT REGARDING
“CHANGING IN CONTROL” LETTER AGREEMENT
EFFECTIVE DATE: February 8, 2006

PARTIES:	CABG Medical, Inc.	(“Company”)

	Manuel A. Villafana	(“Employee”)
     WHEREAS, Company and Employee are parties to that certain letter agreement dated June 17, 2003 regarding severance benefits due Employee in the event Employee’s employment with Company terminates under certain circumstances subsequent to a “Change in Control” (hereinafter referred to as “Letter Agreement”); and
     WHEREAS, in exchange for the payment described below, Company and Employee desire to discharge Company’s obligations under the Letter Agreement and terminate the Letter Agreement in its entirety.
     NOW, THEREFORE, Company and Employee agree as follows:
     1. Payment to Employee. Company shall pay Employee Two Hundred Forty-Seven Thousand Five Hundred and 00/100 Dollars ($247,500.00), less applicable withholding, in a lump sum within ten (10) business days after Company’s receipt of this fully-executed Discharge and Termination Agreement.
     2. Discharge and Termination of Agreement. Specifically in consideration of the payment described in Section 1, Employee, for him/herself and anyone who has or obtains legal rights or claims through Employee, hereby releases, agrees not to sue, and forever discharges Company of and from any and all manner of obligations, claims, demands, actions, and/or liability arising under or in connection with the Letter Agreement. By signing below, the parties acknowledge and agree that the Letter Agreement is hereby terminated in its entirety.
     In consideration of the mutual covenants contained herein, the parties have voluntarily and knowingly executed this Discharge and Termination Agreement effective as of the date and year above written.

CABG MEDICAL, INC.

/s/ John L. Babitt
By: John L. Babitt
Its: President and CFO

EMPLOYEE

/s/ Manuel A. Villafana
Manuel A. Villafana